                                                                    Exhibit 23.3

                         CONSENT OF LEHMAN BROTHERS INC.

     We hereby consent to the use of our opinion letter dated February 15, 2004 to the Board of Directors of GreenPoint Financial Corp. (the "Company") attached as Appendix C to the Joint Proxy Statement/Prospectus on Form S-4 being filed by North Fork Bancorp ("North Fork") in connection with the merger of the Company with and into North Fork (the "Prospectus") and to the references to our firm in the Prospectus under the headings "SUMMARY - Our Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio - Opinion of GreenPoint's Financial Advisors," "THE MERGER - Background of the Merger," "THE MERGER - GreenPoint's Reasons for the Merger, Recommendation of the Merger by the GreenPoint Board of Directors" and "THE MERGER - Opinion of GreenPoint's Financial Advisors - Opinion of Lehman Brothers." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, and we do not hereby admit that we are experts with respect to any part of the Prospectus or Registration Statement containing the Prospectus under the meaning of the term "expert" as used in the Securities Act.

                                        LEHMAN BROTHERS INC.

                                   By:  /s/ Frank S. Cicero
                                        ------------------------------
                                        Frank S. Cicero
                                        Senior Vice President

New York, New York
April 2, 2004